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                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099



June 15, 2000

NM Acquisition Corp.
1505 Farm Credit Drive
McLean, Virginia  22102

Ladies and Gentlemen:

We have acted as counsel to NM Acquisition Corp. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on June 15, 2000 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 54,697,750 shares of Class A common stock of the Company, par value $0.02 per share (the "Common Stock"), issuable pursuant to the terms of the NEXTLINK Communications, Inc. 401(k) Savings and Retirement Plan, NEXTLINK Communications, Inc. Employee Stock Purchase Plan, the NEXTLINK Communications, Inc. Stock Option Plan, the NEXTLINK Communications, Inc. Executive Retention Bonus Plan, the Concentric Network Corporation 1999 Nonstatutory Stock Option Plan, the Concentric Network Corporation Amended and Restated 1997 Stock Option Plan, the Concentric Network Corporation Amended and Restated 1996 Stock Plan, the Concentric Network United Kingdom Limited Share Option Scheme, the Concentric Network Corporation Netherlands Share Option Scheme, the Delta Internet Services, Inc. 1996 Stock Option Plan, the Concentric Network Corporation 1995 Stock Incentive Plan for Employees and Consultants and option agreements between the Company and certain employees of the Company (collectively, the "Plans").

As counsel for the Company, we have examined, among other things, such Federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion. In our examination, we have assumed (i) the genuineness of all signatures of all other parties other than the Company; (ii) the authenticity of all Company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements by all parties thereto other than the Company; and (iv) the legal right and power of all such parties other than the Company under all applicable laws and regulations to enter into, execute and deliver such agreements and documents. As to various questions of fact, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we hereby inform you that, in our opinion, the shares of Common Stock to be originally issued, when duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans for consideration in excess of $0.02 per share, will be validly issued, fully paid, and nonassessable.



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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and Federal law.

Very truly yours,

/s/ Willkie Farr & Gallagher